UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2016

ORBITAL TRACKING CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-25097	65-0783722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

18851 N.E. 29th Ave., Suite 700
Aventura, Florida 33180
(Address of principal executive offices zip code)

(305) 560-5355
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On March 5, 2016, Orbital Tracking Corp.’s (the “Company”) consent solicitation to approve an amendment (the “Amendment”) to its Articles of Incorporation to increase the total number of shares of authorized capital stock to 800,000,000 shares consisting of (i) 750,000,000 shares of common stock and (ii) 50,000,000 shares of preferred stock from 220,000,000 shares consisting of (i) 200,000,000 shares of common stock and (ii) 20,000,000 shares of preferred stock (the “Proposal”) expired in accordance with its terms and the Company received the requisite approvals for Proposal.  The consent solicitation is described in further detail in the Company’s Definitive Proxy Statement on Schedule 14A filed on February 5, 2016 with the Commission.  No meeting of the Company’s security holders was held.  Shareholders of record on January 15, 2016 of the Company’s outstanding common stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock (all preferred stock subject to certain beneficial ownership limitations) were entitled to vote on the Proposal.  18,763,233 shares, or approximately 66.86%, of the 28,063,440 shares eligible to vote approved the Proposal.

The Amendment was filed with the Nevada Secretary of State and became effective on March 7, 2016. A copy of the Amendment is attached to this Current Report as Exhibit 3.1 and is incorporated by reference herein.

The results of the solicitation for the Proposal were as follows:

Class or Series	Votes For	Votes Against	Abstain	Broker Non-Votes	Total
Common	11,443,296	-	6,917,142	966,644	19,327,082
Series B	6,666	-	-	-	6,666
Series C	2,790,706	-	-	-	2,790,706
Series D	2,631,166	-	-	-	2,631,166
Series E	1,224,733	-	1,416,421	-	2,641,154
Series F	666,666	-	-	-	666,666
Total	18,763,233	-	8,333,563	966,644	28,063,440

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
3.1	Amendment to Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 8, 2016

ORBITAL TRACKING CORP.

By:	/s/ David Phipps
Name: David Phipps
Title: Chief Executive Officer